Exhibit 99.1

CONTENTS
CALL PARTICIPANTS	1
PRESENTATION	2
QUESTION AND ANSWER	9

PFSweb Inc. NasdaqCM:PFSW

FQ2 2015 Earnings Call Transcripts

Monday, August 10, 2015 8:30 PM GMT

S&P Capital IQ Estimates

Currency: USD

Consensus as of Aug-06-2015 8:17 AM GMT

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer and Chief

Accounting Officer

ANALYSTS

George Frederick Sutton

Craig-Hallum Capital Group LLC,

Research Division

Josh Goldberg

G2 Investment Partners Management LLC

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

Ronald Scott Tilghman

B. Riley Caris, Research Division

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Presentation

Operator

Good morning, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s Financial Results for the Second Quarter ended June 30, 2015. Joining us today are PFSweb’s CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. Following their remarks, we’ll open the call for any questions.

Before we go any further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in the PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call, we may also present certain non-GAAP financial measures, such as EBITDA and adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales and certain ratios that use these measures in our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com. You can find our definition on these non-GAAP financial measures, our reconciliation on these non-GAAP financial measures with the closest GAAP measures and discussions about why we think these non-GAAP measures are relevant.

These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures. I would like to remind everyone that this call will be available for replay through August 24, 2015, starting at 7:30 P.M. Eastern Time this afternoon. A webcast replay will also be available via the link provided in today’s press release as well as available on the company’s website at www.pfsweb.com. Any redistributions, readministration, or rebroadcast of this call in any way without the express written consent from PFSweb Inc. is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mike Willoughby. Please go ahead, sir.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Danny, and good afternoon, everyone.

As you saw earlier this afternoon, we issued a press release announcing record second quarter results or service fee equivalent revenue and adjusted EBITDA for our quarter ended June 30, 2015. These results reflect continued strong execution for our new and existing clients. In addition, we benefited from higher margin incremental project activity in our digital agency and in our technology services businesses. Our second quarter was also highlighted by the acquisition of MODA, which expands our offerings into the U.K. and adds integration capabilities with the Magento software platform. Our continuous execution, very high level of client reference-ability, and expansion of agency and technology service offerings are validating our position as a leader among commerce service providers.

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The breadth of our agency and technology service offering has been significantly enhanced through our recent acquisition of CrossView that we announced just last week. The CrossView acquisition broadens our platform offering to include IBM WebSphere commerce and SAP hybris, enabling us to bring a full-service B2B commerce solution quickly to market, and provides a robust list of marquee clients to add to our growing client portfolio.

Before commenting further, I’d like to turn the call over to Tom to discuss our financial results. And following Tom’s remarks, I’ll return to discuss some additional highlights, provide a business development overview, and then we’ll open the call for your questions. Tom?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Thanks, Mike, and good afternoon, everyone.

As Mike indicated I’ll spend some time providing additional insight on the second quarter results reported earlier today as well as our outlook for 2015. Before doing so, I’ll remind everyone, again, that when we provide discussions about our financial results, we often discuss our service fee equivalent revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity we perform and adding the gross profit on our product revenue business so that both businesses can be measured on a similar service fee basis.

With that as a backdrop, let’s quickly review the second quarter numbers.

Our second quarter service fee equivalent revenue increased to a record Q2 level of $39.8 million, an increase of 40% compared to the same quarter last year. The increase was primarily due to new and expanded client relationships. We continue to see strong growth from our existing clients in their direct-to-consumer business activity. And once again, this quarter saw our clients gross merchandise revenue increase at a rate of over 20% versus the prior year for clients we operated during both periods.

The service revenue increase – also includes the benefit of our U.S. Mint contract, which started in the September 2014 quarter, and is currently on track to generate approximately $20 million of annual service fee revenues during calendar year 2015. The June quarter is a little higher period of activity for the U.S. Mint, based on the timing of their larger coin drops. Additionally, our service fee revenue increase reflects the growth in our technology services and digital agency services businesses, including the impact of our acquisitions over the past year, and certain incremental projects, which generated revenue this past quarter. Our service fee gross margin in the second quarter of 2015 was 31.8% compared to 30.0% last year. This 180 basis point increase was driven by a higher proportion of professional and technology services in the 2015 quarter.

Note that we have historically targeted an overall gross margin on our service fee business of between 25% to 30% for the year, with an objective to be at the higher end of this range. As we continue to add higher-margin professional services activities to our revenue mix, we are now targeting this gross margin to be at approximately 30% for the year, but may have some variability during the quarters, based on the split of infrastructure work versus professional services and technology-related activity.

While we have been slightly above this range in the first 2 quarters of this year and expect to get some further benefit from the CrossView acquisition, we expect that the gross margin overall in the fourth quarter will be somewhat lower than other quarters during the year due to the expected higher mix of service fee revenue in the fourth quarter coming from lower-margin infrastructure services.

SG&A expenses during the second quarter of 2015 were $14.7 million compared to $11.5 million in the year-ago quarter. As a percentage of revenue, SG&A was 23.2% compared to 21.3% in the prior year with the increase attributable to the impact of the new SG&A costs related to the 2014 acquisitions, higher non-cash stock compensation expense in 2015, incremental acquisition-related and restructuring charges during 2015, and the planned increase in sales and marketing expenses.

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With all this taken into account, our adjusted EBITDA in the second quarter increased to a record Q2 performance of $4.1 million, an increase of 138% compared to the prior year quarter. As a percentage of service fee equivalent revenue, adjusted EBITDA increased 430 basis points to 10.3% compared to 6.0% in the year-ago quarter.

In our financial targets, we often discuss the objective that, as we grow, we are looking to drive increased leverage in the business and generate an improved adjusted EBITDA margin. We are pleased that results for the June quarter reflect that improvement.

Now turning to the balance sheet. At June 30, 2015, cash and cash equivalents totaled $15.7 million compared to $18.1 million at December 31, 2014. Total debt decreased to $9.5 million from $10.9 million at the end of 2014. As such, our net cash position was approximately $6.3 million compared to $7.2 million at December 31, 2014. If you recall, we have stated previously that our cash balance includes the benefit from this timing of certain cash collections received by PFSweb from our clients’ customers that are then later remitted to our clients. This benefit continued during the June quarter, though was somewhat lower than at the end of our seasonally high December quarter.

As we announced last week, in conjunction with our CrossView acquisition, we also entered into a new credit facility with Regions Bank. While we have enjoyed our long relationships with our previous lenders, both Comerica and Wells Fargo, we are excited about this new partnership with Regions. The credit facility provides us with an initial $30 million revolving loan facility and an initial $10 million term loan facility. We have the ability to increase the revolver from $30 million up to $35 million and the term loan from $10 million to $20 million as well as the ability ultimately to increase the total loan facilities to $75 million.

This agreement provides us more flexibility to finance our global working capital needs, as well as our acquisition strategy. On a pro forma basis, if I apply the CrossView acquisition including certain transaction related expenses and the new Regions financing facility into account as of June 30, 2015, our debt balance would have been in excess of our cash by approximately $30 million as of that date.

Now let’s review our 2015 outlook. As announced last week in our acquisition communication, as a result of the strength of the PFSweb business as well as the incremental expected contribution from CrossView, we are increasing our 2015 service fee equivalent revenue guidance to range between $175 million to $185 million. This is up from our previous guidance of $160 million to $170 million and reflects now, a growth percentage of 26% to 33% as compared to 2014.

We are also increasing our adjusted EBITDA target to range between $18 million to $20 million, up from $16 million to $18 million in our previous guidance. This reflects growth of 32% to 47% from 2014. For our product revenue business, we continue to expect a decline of approximately 20% in product revenue compared to 2014. And our gross margin on product sales is estimated to be approximately 5%.

Please note that our 2015 guidance does not include the impact of potential future acquisitions. Also, we continue to expect our 2015 results will be strongest in the fourth quarter of the year as it will incorporate the strong seasonal activity of most of our B2C clients. However, there are a few items to provide further clarity to this guidance.

As we have discussed previously, our largest service fee client is the U.S. Mint, which is expected to contribute approximately $20 million of service fee revenue this year. Unlike many of our other business to consumer client relationships, the U.S. Mint does not generally have a large December quarter spike, but instead the service fees we earn from them are expected to be more evenly allocated throughout the year, depending on the timing of their larger coin drops and have actually been a little bit higher than the expected run rate in the first half of this year.

We believe this is a positive for us, as it allows us to better manage the business during our non-holiday season period, but it also impacts the expected quarterly results of our business as we do not anticipate the fourth quarter to spike up on a comparable basis to prior quarters as much it had in the past. In addition, and while this is impacted by the timing of our project work, our professional services business, including both technology services and digital agency activities are generally somewhat stronger in service fee revenue and adjusted EBITDA contribution in the June and September quarters and then lower in the March and December quarters. This is true as well with our recent CrossView acquisition.

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As we look ahead, we also plan to increase our current level of sales and marketing spend in the second half of this year as compared to the first half as we plan to capitalize on our newly acquired capabilities and areas for growth. We also plan to incur certain incremental expenses applicable to our preparation for the fourth quarter holiday season. We expect our non-cash stock compensation expense to continue to increase in the remainder of 2015 as a result of the timing and nature of our various incentive programs. Total stock compensation expense is estimated to range between $4 million to $5 million for calendar year 2015, but is dependent upon our share price activity as well as our financial performance.

And lastly, we do expect to incur acquisition, debt financing and restructuring-related costs in the September quarter of approximately $4 million, which are being excluded from our projected adjusted EBITDA.

With all that being said, we currently expect our September quarter adjusted EBITDA for our historical pre-CrossView acquisition business to continue to reflect improvements over the prior year, but to be somewhat lower than the June quarter performance. And then, we expect a sequential improvement in the fourth quarter as the holiday season ramps up.

In addition, we will begin to add the benefit of the CrossView results starting in early August, which will drive improved revenue and adjusted EBITDA performance for us on a consolidated basis for the last 5 months of the year. We do need to keep in mind, however, that our fourth quarter activity is highly dependent upon the forecasted and actual volumes of holiday activity with our clients, which is more difficult to predict than the rest of the year. We will continue to work closely with all of our clients in the forecasting and planning of their holiday season activity.

Now I’ll turn the call back over to Mike for some further comments on the recently completed quarter as well as an overview of business development highlights and closing remarks. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Tom. Well, we find ourselves at a very exciting point in our business. As I mentioned earlier, our acquisition of CrossView last week significantly enhances our business in several ways. But before diving into CrossView, I’d first like to highlight some accomplishments during our record second quarter. We continue to perform at a very high level for our clients, with a high level of client reference-ability across our ongoing engagements. Following up on a strong Q1, we continued to accelerate growth in our high-margin agency and technology service offerings. In fact just last month, we announced the launch of a new lifestyle branded e-commerce website for Ellen DeGeneres. We briefly alluded to this end-to-end engagement earlier in the year during one of our conference calls, however, we were unable to provide much color at the time given nondisclosure agreements.

We’re very excited to be working with the new brand created by one of the world’s most iconic personalities. We provide a full range of services for ED by Ellen DeGeneres and our LiveArea digital agency was instrumental in winning this engagement as they provided us with the exceptional design capabilities needed to close the end-to-end proposal.

Since our last conference call, we’ve also launched 3 recurring revenue engagements with yoga brand, Gaiam; beauty brand, Anastasia Beverly Hills; and performance multisport brand, ROKA Sports. Our strong distribution platform and international capabilities continue to provide a strong value proposition, particularly for high-end apparel and beauty brands.

Moving on to our new business sales pipeline. Since our last call, we booked new technology and agency service projects for 19 clients worth about $4.4 million in new project revenue. Many of the digital agency projects are short term, but are typically higher margin and can be part of a string of projects within a client engagement and provide the land-and-expand opportunity. The most notable of these projects was the signing of a large contract to build a new e-

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commerce site for a major footwear retailer on the Oracle commerce platform. The project includes implementation on to the V11 version of Oracle Commerce along with business user training and enablement and the search engine optimization services out of our agency group. Go live is currently scheduled for Q2 of 2016. We’re very excited about all these new agreements and hope to share the brand names with you after their respective launch dates.

Since our last call, we’ve also booked 3 new recurring revenue service engagements worth a total of about $8.6 million in lifetime contract value to provide new e-commerce solutions in the U.S.

First, we signed an engagement to provide 2 luxury cosmetics brands with omni-channel operations services. Under the agreement, we will be providing a full range of services for both brands in the U.S. Since these brands are existing clients, for whom we have been providing technology and agency services since late 2014, this client relationship will upgraded to 2 end-to-end solutions that will go live in late Q3 of 2015. This new contract is a great example of our land-and-expand strategy in action.

Second, we signed both a project and an engagement contract with a new beverage brand, as part of an existing food and beverage client relationship. We will be building this brand’s e-commerce website on the platform along with providing ongoing order management, payment processing and broad management services after the site goes live in late Q3 of 2015.

Lastly, we signed an engagement to expand an existing outdoor luxury apparel client’s Canadian end-to-end e-commerce solution into the U.S. Under this new argument, we will be providing a full range of services including order fulfillment out of one of our Memphis facilities, customer care from Dallas, and the design, development and support of a new U.S. e-commerce site on the Demandware platform. This solution is scheduled to go live in Q3 of 2015 and is another great land-and-expand example as we continue to expand existing client relationships with services for additional geographies.

Recapping our recurring revenue engagement bookings. Since our last call, we booked 3 new recurring revenue services contracts worth a total of $8.6 million in lifetime contract value. Two of these contracts are effectively end-to-end engagements. This in addition to the 7 new recurring revenue contracts we’ve announced this year, which had a lifetime value of about $64 million.

On a cumulative basis, we’ve won 10 new recurring revenue engagements with about $72.6 million in lifetime contract value in 2015. We believe the lower recurring revenue contract bookings since the last call reflects the typical downturn from the summer selling season where large contracts that must be live for the next holiday typically must be signed and in progress by May in order to hit a September or October go live date. The selling season for 2016 should ramp up as we exit the summer period and this is reflected in the early stages of our sales pipeline today. I would also expect a focus on B2B engagements to have some impact on this selling season phenomenon in the future, because B2B services sales cycles are less impacted by the Q4 retail holiday.

As a reminder, moving forward, we will refer to our global portfolio as engagements, which can be defined as a single e-commerce operation or a single brand with a recurring revenue stream from any of our services engagements [segments]. With the recent addition of our CrossView clients, we currently have approximately 150 active client engagements to provide services from our digital agency, technology, or operations business segments. These are separate from the onetime projects that I mentioned earlier on the call that we booked in the quarter.

Finally, moving on to CrossView. I’ve prepared some quick facts followed by a little bit more color on a few of the strategic points. First, we completed the acquisition last week for $38 million, plus additional contingent payments of up to approximately $18 million, based on performance against future EBITDA targets. The $38 million included $30.7 million in cash, and $7.2 million in PFSweb stock, equaling approximately 550,000 shares. Next, CrossView is expected to generate approximately $35 million of revenue for calendar year 2015 and the CrossView team is targeting a level of approximately $5.5 million or above of adjusted EBITDA, as defined in the purchase agreement for the full calendar year. CrossView is targeting a mid-teens revenue and adjusted EBITDA growth over the next several years, also as reflected in the purchase agreement earnout provisions. Based on the projected earnings, our purchase price, including earnouts is in the range of 7x to 8x their adjusted EBITDA expectations.

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Now while we are targeting mid-teens revenue growth rates for CrossView and the business has generated revenue growth in the past, the revenue results for 2015 compared to 2014 are relatively flat due to the company’s decision to retool for hybris and discontinue certain less profitable activities in 2015. We are supportive of the changes made in the business. And we and the CrossView team believe the business is poised for growth, exiting 2015, as reflected in our earnout structure. Given the recent investments in hybris and the strength of hybris platform in the market, we expect the business to generate more hybris projects over the next 12 to 18 months while the WebSphere platform continues to provide the majority of the recurring managed services contracts, which today contribute more than 40% of the annual revenues. This revenue distribution is reflective of the WebSphere and hybris market positions and does not consider our ability to increase the number and nature of projects in managed service engagements sold as a result of incremental B2C or B2B end-to-end engagements. Our long-term objective would be for client platform portfolio distribution to reflect the natural market penetration in each of the 5 supported platforms.

With regard to the integration of CrossView, we will be coordinating sales and marketing efforts in order to maximize revenue synergies from upselling CrossView clients on LiveArea digital AC services and PFSweb operation services as well as cross-selling PFSweb clients on CrossView hybris and WebSphere projects in managed services. We will also be supporting CrossView with shared services support, including HR and finance. Otherwise, we will continue to operate CrossView as a wholly-owned subsidiary using the CrossView branding for the foreseeable future. With regard to market position, CrossView solidifies our technology service offering with IBM WebSphere commerce and SAP hybris integration capabilities, with the ability to develop and support commerce solutions utilizing Demandware, Oracle commerce, Magento and, now, WebSphere commerce and hybris, we believe we are now the only provider of end-to-end e-commerce technology solutions in the marketplace supporting all 5 major e-commerce software platforms.

This provides us with a very compelling value proposition during the sales process as we’ll be the only end-to-end commerce service provider that can offer all 5 platforms. We’re also able to compete with an elite group of very large traditional commerce service providers such as SapientNitro, Accenture Digital, Deloitte Digital and Razorfish Global. Our new platform breadth opens up the entire addressable platform market and also positions us to consult with clients on platform selection. Our competitors with limited e-commerce platform offerings are unable to provide this type of critical consulting engagement. Because they would obviously be biased towards the platforms they’re capable of integrating.

We expect this differentiation to be a key focal point for us as we continue to gain market share and sign more clients, both on an ala carte basis as well as an end-to-end engagement basis.

CrossView also provides us with a robust business-to-business front-end e-commerce platform, which I believe when combined with our strong B2B order fulfillment, customer care and financial services capabilities creates a very unique B2B offering. The B2B market is one of the fastest-growing segments in e-commerce. More manufacturers are seeking to leverage e-commerce technologies, particularly in support of their small- to medium-size SMB customers, which are too small for traditional EBI connections. The smaller customers are also difficult for these large manufacturers to support with order fulfillment services, due to their relatively small orders and the relative technical immaturity of the SMB segment. PFSweb has always have the ability to support SMB business-to-business order fulfillment and, on occasion, we deploy e-commerce solutions in support of our manufacturing clients in conjunction with the direct-to-consumer end-to-end program, as we’ve accomplished with Burt’s Bees, which is a Clorox brand. In these cases, the B2B e-commerce functionality we were able to deploy was limited by the customizations that we can build on the B2C-oriented Demandware platform, or with an entirely customized solution.

With the CrossView acquisition, we now offer 3 platforms: Oracle commerce, WebSphere commerce and hybris, that each offer premium out-of-the-box B2B features, targeting multiple different vertical markets. CrossView has a mature front-end B2B practice and a reference-able client portfolio, including manufacturers and distributors such as SnapAV, Sony ExpressNet, CARQUEST, HanesBrands, Stock Building Supply and Advance Auto Parts. By combining CrossView’s comprehensive B2B front-end practice with our robust B2B order fulfillment solution, we’re able to bring to market a unique and powerful full-service e-commerce solution that I believe could help us accelerate growth across our enterprise. I also believe our full-service B2B capabilities strengthen our ability to engage only as a front-end partner or as an order fulfillment partner, once again creating land-and-expand opportunities.

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It’s also worth noting that unlike many smaller system integrators, CrossView has created a strong business around recurring managed services, which today generate over 40% of their total revenue. This is similar to our existing professional services segment. It means that we’re not required to recreate the vast majority of our annual professional services revenues in the form of short-term projects, as is the case with most of our smaller SI competitors. With regard to CrossView’s technology, while they provide best-of-breed technology for system integration similar to PFSweb model, CrossView also has proprietary in-house technologies, complementary to our own iCommerce agent, iCommerce subscription and iCommerce PCM products that we can leverage for some of our existing services. This includes omni-channel support software, in-store point-of-sale technology and various customer service modules. These proprietary components of our technology ecosystem have the potential to create revenue synergies and further improve the profitability of our technology service revenue streams, although we have not yet begun to quantify those potential improvements.

Given the many avenues for growth that CrossView provides us, including significant cross-sell opportunities, we plan to ramp up our sales and marketing initiatives even more than we already have. This includes adding more staff across our inside sales teams, new field sales talent to focus on B2B opportunities, managed services on each platform practice as well as some incremental marketing spend at major trade shows across the globe, including the upcoming Shop.org Digital Summit in October. These trade shows provide us with the opportunity to showcase our capabilities across our 3 different client basing segments. And we expect the sales bandwidth that we’re building will put us in a much better position to generate leads internally and not be as dependent upon outside channels to drive new business.

Even including the new sales and marketing spend in the back half of the year, we are increasing our adjusted EBITDA guidance. And I’m truly excited about our prospects to accelerate growth at a very interesting time in our competitive industry. That said, our focus for the rest of the year remains, as always to provide value and execute for all of our clients, which we believe gives us the ability to create value for our shareholders. Through our strategic acquisitions and continued growth as a premier e-commerce enabler, we expect to carry our momentum through 2015 and then beyond. At this time, Tom and I would like to open up the call for questions and answers. Danny, back to you.

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Question and Answer

Operator

[Operator Instructions] And our first question will come from Mark Argento from Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Just kind of drilling down a little bit into the guidance that you guys provided for the second half. In particular, Tom, can you walk through the seasonality aspect to, both the revenue and EBITDA line for Q3 and Q4? I think you made a comment about sequentially – sequential movement of EBITDA and I just want to make sure I understood that?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

You bet. So the guidance I provided was that as we look at our historical PFS business activity, excluding the impact of the CrossView acquisition, I would expect that the Q3 would be down somewhat as a result of some additional spend on sales and marketing activities, some monies allocated towards getting ready for the upcoming holiday season as well as somewhat lower levels of project work in our technology and digital agency services areas. So the decline is somewhat applicable to those factors on that pre-acquisition – pre-CrossView acquisition activity. And then, as we expect, our fourth quarter would take a seasonal increase from both the service fee equivalent as well as adjusted EBITDA as we’re able to support our client’s strong holiday season activity for them. Then on top of that, we will be able to add the CrossView acquisition impact. As we talked about in many of these technology services – professional service areas that we have, their heaviest period of time during the year is generally related to the June and September quarters. Many times clients don’t like to go live with the new site after kind of the late September, early October time frame. So there’s often a big rush of work to get done during the June and September quarters in order to provide the clients the right timing of getting things up and running for the holiday season. So usually, we see a little bit of a spike during those 2 quarters and a little bit of a downturn in the fourth quarter for those business segments. So that kind of offsets some of the growth on our infrastructure services component, as we deal with a large uptake in actual gross merchandise value that we’re supporting for our clients during that period of time.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Okay. So obviously, some seasonality and increased spend hits EBITDA a little bit, on a sequential basis and then you layer on top the CrossView. So I was a little confused earlier that the cross in aggregate numbers, what you were talking to, but that makes a lot of sense. So CrossView is incremental to what you were speaking of?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

That’s correct. And the other point that I mentioned was that the U.S. Mint activity was a little stronger in the June quarter than what it’s forecasted to be during the remaining quarters of the year. Again, that’s just based on timing of when they do their larger coin drops. So that has a little bit of an impact on a quarterly cash flow. The updated guidance that we provided this year is related to really 2 factors: one, just the strength of the overall PFSweb performance excluding CrossView; and then, we’ve also added on top an amount applicable to the CrossView opportunity as well.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Okay, great. And then, Mike, you’d mentioned that you guys are going to kind of press the gas pedal a little bit on the sales and marketing spend in the second half. Now that you have full kind of 5 platforms, you’ve got kind of a more

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robust offering. Are you going to – are you effectively just pushing the gas pedal, adding more sales people, trying to go a little deeper, a little wider with the sales offer? Maybe you could quantify or give us your thoughts little bit around the spend and kind of the objective?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So I think there’s kind of 3 areas that we’re looking at, stepping on the gas as you put it. One of them is with all 5 platforms, really just making sure that we have an appropriate go-to-market strategy for each platform. One of the benefits of the CrossView acquisition is that they do come with a pretty well-built out sales organization. So we feel like we’ve got pretty good presence with the WebSphere commerce and the hybris market. We feel like we have good presence with Demandware, both as a result of the work that we’ve done and also through the REV Solutions acquisition last year. I do think there’s probably some opportunity to invest somewhat in the Oracle commerce side, so we’ll be looking to add some field sales talent around that platform just to make sure that we can engage appropriately with the platform providers, and also take advantage of any opportunity that comes in through our own lead generation efforts, regardless of what platform. That’s probably the smallest sort of incremental investment. The other area where we’re are going to spend some additional money is around the sort of consulting activity that I spoke to: The opportunity to get out ahead of platform decisions and really engage with Chief Marketing Officers as they’re evaluating platforms. Frequently, this is done in conjunction with the design engagement. We’ve been able to compete effectively for the design engagement because of our LiveArea capabilities, but we really haven’t been able to engage on a platform evaluation because we only supported 2 of the platforms, which would create kind of a perception of being biased legitimately. Now that we have all 5 platforms in our portfolio, we really believe that we can get out ahead and not only market the agency and design sort of engagements, but also really consult with the client on platform decision. And so we’ll be looking at what’s an appropriate marketing spend, inside sales type investments, and then, ultimately, at the right point probably next year, what’s an appropriate field sales kind of organization to take that to market fully. And then, the third component which I referenced in my comments was around this B2B opportunity. I’m really excited about the ability to take CrossView’s B2B capabilities on the hybris and WebSphere platforms as well as the Oracle commerce capabilities that come with that platform and put a full-service B2B solution together for these manufacturers for their SMB clients where we can take care of all of their needs associated with that part of their channel. It’s kind of reflective of a deal we have with Clorox to support their B2B engagement with their SMB segment. And I think as I have socialized this idea inside PFSweb and with our partners, I believe there’s a real nice opportunity to partner particularly with hybris and IBM and Oracle and their sales force that’s taking B2B solutions to the market to equip them with an end-to-end solution in their toolbox and we’ll be spending some sales and marketing expense to do that in the near term.

Operator

[Operator Instructions] Our next question from George Sutton with Craig-Hallum.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Great results guys. So as we think of these platform decisions in the 5 platforms you now support, combined with your ability to get in front of that with the platform design capabilities, can you just give us a sense of what your total addressable market looks like today with those capabilities versus what it might have looked like 6 months ago or even a year ago?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So I’ll give you a subjective answer because I think it’s difficult to be objective. We believe, at this point, that any website build or replatforming type opportunity that would come up in the U.S., regardless of platform, should be in our field of play. So with our capabilities to design to and implement on top of any of those 5 platforms, there’s no reason why we should be qualified out of that opportunity. And so for us to seize those opportunities, we need to both have good strong partnerships with the platform providers, which I believe that we do and will continue to invest in through the efforts of our Strategic Alliances Executive, John Huntington, as well as really being able to generate our own leads through our marketing efforts and our inside sales efforts, which will be ramping up in the back half of the year. And our

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objective then would be to hopefully see the majority of those replatforming, or new website build opportunities, and then, be able to qualify ourselves into or out of a deal based on the Oracle market or the other merits of the deal. I would expect that given the market penetration behind the different platforms and just kind of the traction that platforms currently enjoy that we would see an increasing number of hybris opportunities here in the U.S particularly as we take our end-to-end message into the marketplace where there’s not really an end-to-end provider today. I would expect to see an increasing number of Oracle opportunities because of the introduction of the Oracle cloud product. And I have continued to see a strong Demandware pipeline as well, given our capabilities to continue to work on that platform at the enterprise level. And I would also expect to see us continue to sell managed services contracts for WebSphere even though that platform has probably got the fewest new installs in the marketplace today, however, we are excited about the future potential with IBM as they also bring a cloud product to the market, and you never count IBM out of any competition. So between those different factors, I just feel like we’re perfectly positioned to not only compete for the professional services, but once again bring that end-to-end value proposition for a market that, in the case of hybris and WebSphere and even to an extent Oracle, really has not had an end-to-end provider backing their platform.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Okay. I got a lot of confused questions from clients when eBay Enterprise got sold, relative to the valuation in particular. Can you just talk about how different you are relative to the brands that you support versus the retailers that they support and sort of trajectories of business?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So I’ll give you my opinion which is really simply my opinion, but I think when you look at that transaction there were a couple of things that play, one is, it was a difficult transaction for the market today just because both the Magento e-commerce platform and the traditional GSI BPO business were brought to market together, which I think was a confusing message, which tended to dilute the value of the entire offering. There clearly was some impairment to the BPO business because of the Toys“R”Us announcement that kind of affected probably the valuation even at the final hour. But I think more than anything, you see probably a near term sort of dismantling of their end-to-end value and a focus on the BPO business, which has been historically very strong. So I would expect them in the next 12 to 18 months to really almost be more of a BPO competitor rather than necessarily seeing them as an end-to-end competitor, as we historically have. That’s just based on the early indications that the Magento platform would kind of go separate ways from the GSI business and even some of those marketing services and technologies might be bundled up in a different way. And I think the valuation between the distress that might have been there, between the way that it was brought out to market and also the fact that it’s visually kind of looks like a BPO business, which tend to get between sort of a 6x to 8x adjusted EBITDA valuations in the market. That that’s probably what you saw. We’re certainly, I think, on a much different journey if you look at where we’re at today with all 4 platforms with world-class digital agency capabilities and a strong BPO business, and over the next 12 to 18 months, wanting to have those same capabilities in Western Europe – which we still have some work to do to have some work for all the platforms in Western Europe – it really does put us in a position where next year we should be pretty close to 50-50 revenue split between our operation segments and our professional services segments. And I believe that makes us look more like the commerce service provider, like some of those large competitors I mentioned such as Accenture, SapientNitro, than it does a large BPO operations provider. So I just think we look much different than market. We provided much different value proposition, and I’m excited about our trajectory relative to our competitors in the market place.

Operator

And our next question is from Josh Goldberg with G2 Investment Partners.

Josh Goldberg

G2 Investment Partners Management LLC

Just a couple of quick questions. I guess, first, even if you take out the U.S. Mint, it seems like your business on the service fee equivalent side is growing north of about 20%, taking the $20 million, dividing it by 4, even a little more this quarter. I know you’d talked about being a teens grower, but clearly, at least in the first half of the year, you’re showing

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greater than 20% growth. I’m just curious, obviously, it seems like the market is open for more replatforming. There’s a bigger opportunity with some of your competitors falling off. And obviously, now with the acquisition of CrossView, it would seem to me like your growth rate is on the cusp of maybe a real big inflection point. I just want – just curious if my numbers are correct and if you can comment on that as we kind of progress into 2016? And I have a follow-up.

Michael C. Willoughby

Chief Executive Officer and Director

Josh, I’ll speak to that inflection point and then let Tom talk about your – about the numbers that you referenced. I do think that we have an opportunity to see an acceleration of growth. I think that there are things that we need to take advantage of it. I think we need to see the marketplace continue to deliver opportunities, like you mentioned with competitors, like delivering replatforming opportunities. I believe that there’s going to be lot of replatforming opportunities coming out of the eBay spin of the GSI business, they’re sunsetting, I believe, sunsetting the legacy V11 platform, and so all of those clients will have a decision to make about which of the other 5 platforms to choose and we should have a great position to compete for that business, either as a standalone replatform engagement or, preferably, as an end-to-end opportunity. So you can be sure that we will aggressively go after those opportunities with our marketing and with our sales activities, but I think that we’re a little bit – it’s a bit early to sort of put those on the scoreboard, clearly. That’s one of the reasons that we’re increasing the sales and marketing investment is that, hopefully, over the next 6 to 12 months we can actually put those on a scoreboard and show that kind of accelerated growth. Tom?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

So Josh, one other – a couple other components of our revenue change on a year-over-year basis, if you recall, we did 2 acquisitions in September of last year with the REV Solutions and LiveAreaLabs businesses. And while we don’t break out those revenues as they become kind of an integral part of our overall PFSweb revenue stream, those businesses together had about a $15 million to $16 million run rate revenue previously. And so obviously, they have an impact on the year-over-year performance standpoint as we’ve brought those businesses into the mix, and last year didn’t have that in that same quarter. The other thing that comes into play a little bit is some of the headwinds applicable to our kind of foreign currency impact especially applicable to the euro, if I look at last year’s second quarter numbers and applied a similar euro conversion rate to what is actually out there today, it’s another kind of $1 million or $2 million impact on a comparison basis between the periods. So I think that we’re still seeing good strong growth from our existing clients, as we indicated. We’ve got nice strong growth merchandise value improvements on a year-over-year basis. We’re seeing contributions from new client activities including the U.S. Mint, so we continue to be very excited about what our opportunities are going forward and the underlying growth rates that we feel are able to be achieved in the business.

Josh Goldberg

G2 Investment Partners Management LLC

Okay, great. The second question I had is on the CrossView acquisition, I think you said they did about $35 million of revenue and $5.5 million of adjusted EBITDA is their expectation for this year. That would be roughly around a 16% EBITDA margin. What’s roughly their gross margin profile? And as you become more 50-50, as you say, a managed services or higher-end solutions versus the lower-end infrastructure, would you be at the same ability to increase your EBITDA and gross margins going forward?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

So on a historical basis, CrossView has been operating somewhere in kind of the high 30%, low 40% range from a gross margin standpoint. Kind of fluctuates depending on the type of activity that they’re doing and the mix of their revenue on a quarter-by-quarter basis, but somewhere in that range. So it’s definitely a higher gross margin performance just like our PFSweb digital agency and technology services are operating at those levels. So on an overall basis, that mix of CrossView revenue will actually positively impact us from an overall reported gross margin standpoint as a result. And then, as you indicate the $5.5 million on the $35 million – $5.5 million of adjusted EBITDA on $35 million of revenue would indicate kind of a mid-teens percentage performance. Where we’ve been operating kind of a net 10% range. Our objective as we look to the future is for us to continue to leverage off the infrastructure of the

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business and generate an improving percentage of our – improving percentage of adjusted EBITDA as a percentage of service fee equivalent revenue as we go forward. So that’s kind of our expectation and we hope to do that by both adding these higher margin business components to it, as well as being able to leverage off some of the infrastructure as we continue to grow the top line of our business. So we do feel like there’s some opportunities there, we do feel like it’s prudent to make some additional investments from a sales marketing spend standpoint in certain other areas, in order to really go after the growth opportunities that we feel are out there, but we do feel like there’s an opportunity for us. Recognize that the infrastructure services component of our business, we do expect will continue to grow and while might continue to represent 15% or so of the overall business. That business is generally conducted on a lower-margin basis. So while the overall mix gets us to that kind of 30% range, usually, the professional services are at a higher level than that and infrastructure services are somewhat lower. So we’re not just adding professional services to the mix, we’re adding a combination of professional services activity as well as infrastructure services. So not all incremental revenue will grow at that higher adjusted EBITDA contribution.

Josh Goldberg

G2 Investment Partners Management LLC

Right. But the mix is benefiting you next year. It’ll start at least benefiting you a little bit. And the last one from me is just is just in your last call you talked about the largest of your $64 million lifetime contracts, a call center expansion for a consumer packaged goods client. And that contract will be – and go live in Q4 this year with a contract length of 5 years. Is that still planning to be on-time?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes. We’re still looking for a Q4 launch. It will ramp up over a period of time but, yes, we’re still expecting a Q4 launch.

Operator

And from B. Riley we have Scott Tilghman.

Ronald Scott Tilghman

B. Riley Caris, Research Division

Most of my questions have been asked already, but I just wanted to follow-up with the one that hasn’t been asked and that is, on the product revenue front, we’ve been talking about potential for contract renewals for multiple quarters now. Just wondering if you have any update there for us.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Not much update at this time. There continues to be some dialogue with the client in regards to that activity and our desire to hopefully migrate that contract eventually into a service fee relationship. But as we have – it is moving a little slower than I would like. We’re still focused on trying to have that migration occur. There will be – we’ll need to work with the client on meeting their financial objectives as well as our financial objectives as we go through the process. We definitely understand and hear the message loud and clear that it’d be great to clean up the income statement to not reflect that product revenue activity anymore. But not a lot of progress over the last couple of months on that particular matter.

Ronald Scott Tilghman

B. Riley Caris, Research Division

Do you have any sense of what the time frame might be?

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

I don’t know at this time. They continue to be a strong client for us. They – while the product revenue and its positioning on our finance statements does create a drag on our total GAAP revenue performance, it is a nice client from a service fee equivalent standpoint, as well as an adjusted EBITDA contribution standpoint. So we continue to take that into consideration as well. But we do clearly understand the complexity that it creates in our financial statement presentation.

Operator

At this time, this concludes our question and answer session. I would now like to turn the call back over to Mr. Willoughby for any closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thanks Danny, I’d like to thank everyone that attended the call today. As you might have picked up from our tone, we’re very excited with the many developments of our business and we’re looking forward to speaking with our investors and analysts as we report our third quarter results in November. And also, as we’re out on the road at various conferences, we look forward to engaging there as well. So bright future for PFSweb. Thank you.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may now disconnect your lines at this time and thank you for participation.

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